Exhibit 23

KPMG LLP	Telephone	412 391 9710
Suite 2500	Fax	412 391 8963
One Mellon Center	Internet	www.us.kpmg.com
Pittsburgh, PA 15219-2598
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Northwest Bancorp, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-41984) on Form S-8, registration statement (No. 333-85118) on Form S-8, and registration statement (No. 333-46651) on Form S-8 of Northwest Bancorp, Inc. of our reports dated March 8, 2006, with respect to the consolidated statements of financial condition of Northwest Bancorp, Inc. as of December 31, 2005, June 30, 2005 and June 30, 2004 and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the six-month period ended December 31, 2005 and for each of the years in the three-year period ended June 30, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Northwest Bancorp, Inc. Our report on the consolidated financial statements refers to a change in accounting for share-based payments.
Pittsburgh, Pennsylvania
March 15, 2006
KPMG LLP, U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.